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                     February 9, 2024

       Edward Lu
       Chief Financial Officer
       Phoenix New Media Ltd
       Sinolight Plaza, Floor 16
       No. 4 Qiyang Road
       Wangjing, Chaoyang District, Beijing, 100102
       People   s Republic of China

                                                        Re: Phoenix New Media
Ltd
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            File No. 001-35158

       Dear Edward Lu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Yi Gao